EXHIBIT L-1


          FORM OF SECURITY AGREEMENT (GENERAL INTANGIBLES)


     This SECURITY AGREEMENT (GENERAL INTANGIBLES) (this "Agreement") is made as of this 8th day of September, 1994, by HEALTH CARE REIT, INC., a Delaware corporation ("Borrower"), One SeaGate, Suite 1950, Toledo, Ohio 43603, in favor of NATIONAL CITY BANK, a national banking association, as Agent (together with its successors and assigns in such capacity, the "Agent"), National City Center, 1900 East Ninth Street, Metro Division, Cleveland, Ohio 44114, for the ratable benefit of itself and the Banks (as defined below) from time to time parties to the Credit Agreement (as such term is hereinafter defined).

                            RECITALS

     WHEREAS, Borrower has entered into that certain Amended and Restated Credit Agreement, dated as of the effective date hereof (as the same may be supplemented, amended, restated, modified or substituted from time to time, the "Credit Agreement"; capitalized terms used herein without definition have the meanings ascribed to such terms in the Credit Agreement), with National City Bank and certain other banks as set forth in the Credit Agreement and their successors and assigns (hereinafter collectively referred to as the "Banks") and Agent as agent for the Banks (in such capacity hereinafter referred to as the "Agent" or "Secured Party"), pursuant to which the Banks have agreed to make certain financial accommodations to Borrower upon the terms and conditions set forth therein;

     WHEREAS, Borrower has executed and delivered to the Agent for the ratable benefit of the Banks this Agreement to secure to the Agent for the ratable benefit of the Banks the obligations of Borrower to the Banks under the Credit Agreement, the Notes (as defined in the Credit Agreement), the Collateral Documents (as defined in the Credit Agreement), and all Related Writings (as defined in the Credit Agreement) (the Notes, the Credit Agreement, this Agreement, the Collateral Documents and the Related Writings are sometimes collectively referred to herein as the "Loan Documents");

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purposes set forth below, Borrower hereby covenants and agrees as follows:

     1. Grant of Security. Borrower hereby assigns and pledges to the Agent for its benefit and the ratable benefit of the Banks, and hereby grants to the Agent for its benefit and the ratable benefit of the Banks, a security interest in, the following (collectively, the "Collateral"): (a) all of Borrower's right, title and interest, whether now owned or hereafter acquired, in and to all instruments (as defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of Ohio (the "UCC")) and general intangibles (as defined in the UCC) of any kind, now or hereafter existing, and all rights now or hereafter existing in and to all security agreements, mortgages, pledge agreements, loan agreement, leases, certificates and other contracts securing or guarantying or otherwise relating to or comprising any such instruments or general intangibles, (x) arising out of or in connection with and limited to Borrower's Operator Loans (as defined in the Credit Agreement) or Operator Leases (as defined in the Credit Agreement) with respect to the Operators and Health Care Facilities (as each is defined in the Credit Agreement) set forth on Schedule I hereto (as the same may be amended from time to time pursuant to Section 14 hereof) and (y) including, without limitation, (i) all of Borrower's right, title and interest in and to each of the agreements listed on Schedule II (as the same may be amended from time to time in connection with Section 14 hereof) and each other agreement executed by any of the Operators or any guarantor thereof in respect of the Health Care Facilities set forth on Schedule I in favor of the Borrower or to which Borrower is now or may hereafter become a party, in each case as such agreements may be amended or otherwise modified from time to time (collectively, the "Operator Documents"), (ii) all rights of Borrower to receive moneys due and to become due under or pursuant to the Operator Documents, (iii) all rights of Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Operator Documents, (iv) claims of Borrower for damages arising out of or for breach of or default under the Operator Documents and (v) the right of Borrower to terminate the Operator Documents, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder; and (b) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clause (a) of this Section 1 and, to the extent not otherwise included, all (x) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (y) cash.

     2. Obligations. This Agreement secures the complete and timely payment of all principal and interest on any Loans made under the Credit Agreement (including, without limitation, all amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy
Code, 11 USC Section 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 USC Section 502(b) and
Section 506(b)), all liabilities under any hedge agreement, swap agreement or similar agreement between the Borrower and any Bank, all liability of the Borrower under Article VII and Article IX of the Credit Agreement, and all fees and other liabilities, payable to the Banks or the Agent or any thereof by the Borrower pursuant to this Agreement, the Credit Agreement, the Collateral Documents or any Related Writing (all such obligations secured herein referred to as the "Obligations").

     3. Representations and Warranties. Borrower represents and warrants to the Agent that:

          (a) All applicable representations and warranties of Borrower in Article IV of the Credit Agreement are true and correct with respect to the Operator Documents and the Collateral.

          (b) Except for prior assignments to the Agent, Borrower has not heretofore made any other assignment of its entire or any part of its interest in and to any or all of the Operator Documents or other Collateral or entered into any agreement to subordinate any of the Operator Documents or Borrower's right to receive any amounts payable thereunder.

          (c) Borrower has not heretofore executed any instrument or performed any act which may or might prevent the Agent from enforcing the Operator Documents.

          (d) Borrower has not waived, released, reduced, discounted or otherwise discharged or compromised any sums due under or secured by the Operator Documents except as previously disclosed to the Banks in writing.

     4. Covenants of Borrower. Borrower covenants and agrees that:

          (a) Borrower shall perform and observe all the material terms and provisions of each Operator Document and maintain each Operator Document in full force and effect, and enforce, to the extent that Borrower, in its reasonable judgment, determines to be appropriate, each Operator Document in accordance with its terms if the failure of Borrower to perform, observe or enforce such Operator Document has neither resulted nor would, more likely than not, result in a Material Adverse Effect (as defined in the Credit Agreement). Borrower shall not permit any obligor under any Operator Document to remain in material default thereof if such default has resulted or would, more likely than not, result in a Material Adverse Effect.

          (b) If Borrower defaults under any Operator Document, the Agent shall have the right (but not the obligation) to cure such default within the cure period afforded to Borrower under such Operator Document or under applicable Law. Any and all advances, payments, expenses, fees or costs paid or incurred by the Agent in connection with the cure of any such default, together with interest thereon at the highest lawful default rate specified in the Credit Agreement ("Default Rate"), shall be paid by Borrower to the Agent upon demand therefor.

          (c) Borrower shall not take or permit any action to amend, cancel, terminate, waive any provision of, or consent to the noncompliance with any term of any Operator Document; provided, however, that Borrower may take any such action so long as such action (i) does not relate to a material financial provision of any Operator Document, (ii) does not relate to any provision in any Operator Document which provision is expressly for the benefit of the mortgagor or assignee with respect thereto, (iii) is taken in the ordinary course of Borrower's business, (iv) is consistent with Borrower's past practices, (v) would not, more likely than not, result in a Material Adverse Effect, and (vi) will not have an adverse effect on the interest (including the perfection and priority of any security interest or Lien (as defined in the Credit Agreement) in favor of Borrower or the Agent and the Banks) of the Agent for the benefit of the Banks in such agreement or the assets with respect thereto or otherwise result in a Material Impairment (as defined in the Credit Agreement).

          (d) Except as otherwise provided in this Agreement, Borrower shall continue to collect, at its own expense, all amounts due or to become due Borrower under the Operator Documents. In connection with such collections, Borrower may take such action as Borrower (and, upon the occurrence and during the continuance of any Event of Default, at the Agent's direction, shall take such action as the Agent) may deem necessary or advisable to enforce collection of the obligations evidenced by the Operator Documents; provided, however, that such action taken by Borrower prior to the occurrence of an Event of Default (i) does not violate any other provision of any Loan Document; (ii) is taken in the ordinary course of Borrower's business, (iii) is consistent with Borrower's past practices, (iv) would not, more likely than not, result in a Material Adverse Effect, and (v) will not have an adverse effect on the interest (including the perfection and priority of any security interest or Lien (as defined in the Credit Agreement) in favor of Borrower or the Agent and the Banks) of the Agent for the benefit of the Banks in such agreement or the assets with respect thereto or otherwise result in a Material Impairment (as defined in the Credit Agreement).

          (e) Borrower shall, at its sole cost and expense, appear in and defend any and all actions and proceedings arising under, relating to or in any manner connected with any Operator Document or the obligations, duties or liabilities of the lessor or any tenant, lessee or guarantor thereunder.

          (f) Borrower shall promptly notify the Agent of any notice received from any obligor with respect to any claimed default on the part of the secured party under any Operator
Document.

     5. Borrower's Right to Collect. So long as no Event of Default has occurred hereunder Borrower shall have the right to collect all sums due under or secured by the Operator Documents and to retain, use and enjoy the same. Any such sums collected and received by Borrower after the occurrence of an Event of Default hereunder shall be deemed collected and received by Borrower in trust for the Agent, and Borrower shall account to the Agent for the full amount of such collections and receipts. The Agent shall have the right to notify the obligors under the Operator Documents of the existence of this Agreement at any time.

     6. Events of Default. Each of the following shall constitute an "Event of Default" for purposes of this Agreement:

          (a) Borrower shall fail to perform or observe any provision of Section 4(a) of this Agreement within thirty (30)
Business Days after the giving of notice to Borrower by the Agent that it is to be remedied.

          (b) Borrower shall fail or omit to perform or observe any provision of Section 4 of this Agreement other than Section
4(a).

          (c) Any representation, warranty or statement made by Borrower in this Agreement shall be false or erroneous in any respect when made or deemed made, as the case may be.

          (d)  An Event of Default shall occur under any other Loan
Document.

     7. Rights and Remedies Upon Default. At any time upon or following the occurrence of any Event of Default hereunder, the Agent, at its option in accordance with the provisions of the Credit Agreement and without any obligation to do so, without in any way waiving such Event of Default, without notice or demand on Borrower, without regard to the adequacy of the security for the obligations secured hereby, without releasing Borrower or any obligor under the Loan Documents from any obligation thereunder, and with or without bringing any action or proceeding, may do any or all of the following:

          (a) either with or without taking possession of any of the property encumbered by the Operator Documents, and as attorney-in-fact, either in the Agent's own name or as agent for Borrower, demand, sue for, settle, compromise, collect, and give acquittances for all sums due under or secured by any of the Operator Documents and pursue all remedies for enforcement of the Operator Documents and all the secured party's rights therein and thereunder, provided that, for such purpose, this Agreement shall constitute an authorization and direction to the obligors under the Operator Documents to pay all amounts payable under the Operator Documents to the Agent, without proof of default hereunder, upon receipt from the Agent of written notice to thereafter pay all such amounts and other amounts to the Agent and to comply with any notice or demand by the Agent for observance or performance of any of the covenants, terms, conditions and agreements contained in the Operator Documents to be observed or performed by the obligors thereunder, and provided, further, that Borrower will facilitate the Agent's collection of such amounts, and upon request will execute written notices to the obligors under the Operator Documents to thereafter pay all such amounts to the Agent;

          (b) make any payment or do any act required herein of Borrower, as attorney-in-fact, either in the Agent's own name or as agent for Borrower, and in such manner and to such extent as the Agent may deem necessary in its sole discretion, and any amount so paid by the Agent shall become immediately due and payable by Borrower with interest thereon until paid at the Default Rate and shall be secured by this Agreement; and

          (c)  take any other action permitted by law or any other
Loan Document.

     8. Application of Proceeds. The Agent, in the exercise of its rights and powers following the occurrence of any Event of Default shall apply all of the sums collected and received by the Agent in the manner set forth in the Credit Agreement.

     9. Limitation of the Agent's Liability; Indemnification. The Agent shall not be liable for any loss sustained by Borrower resulting from any act or omission of the Agent in enforcing any rights or powers provided for hereunder or under the Operator Documents following the occurrence of any one or more Events of Default unless caused by the gross negligence or willful misconduct of the Agent. The Agent shall not be obligated to observe, perform or discharge, nor does the Agent hereby undertake to observe, perform or discharge, any covenant, term, condition or agreement contained in any Operator Document to be observed or performed by the secured party thereunder, or any obligation, duty or liability of Borrower under or by reason of this Agreement, and Borrower shall and does hereby agree to indemnify and hold the Agent and the Banks harmless of and from any and all liability, loss or damage which the Agent incurs under any Operator Document or by reason of this Agreement and of and from any and all claims and demands whatsoever which may be asserted against the Agent or any of the Banks by reason of any alleged obligation or undertaking on its part to observe or perform any of the covenants, terms, conditions and agreements contained in any Operator Document by reason of this Agreement. Should the Agent or any of the Banks incur any such liability, loss or damage under any Operator Document or under or by reason of this Agreement, or in the defense of any such claim or demand, the amount thereof, including costs, expenses and attorneys' fees and expenses, shall become immediately due and payable by Borrower to the Agent or any of the Banks with interest thereon at the Default Rate and shall be secured by this Agreement. This Agreement shall not operate to place responsibility for the care, control, management or repair of any premises encumbered by a Operator Document or for the carrying out of any of the covenants, terms, conditions and agreements contained in any Operator Document upon the Agent. Notwithstanding any provision of this Agreement to the contrary, Borrower's obligation to indemnify and hold the Agent and the Banks harmless under this Agreement shall not include liability, loss or damage which the Agent or any of the Banks incurs arising out of its gross negligence or willful misconduct or arising out of the action or inaction of the Agent or its agent with respect to (i) an Operator Lease (and related documents) after the Agent or its agent becomes the "lessor" with respect thereto or (ii) an Operator Loan (and related documents) after the Agent or its agent becomes the "lender" with respect thereto.

     10. Non-Waiver. Nothing contained in this Agreement and no act done or omitted to be done by the Agent pursuant to the rights and powers granted to it hereunder shall be deemed to be a waiver by the Agent of its rights and remedies under the Credit Agreement and any of the other Loan Documents; this Agreement is made and accepted without prejudice to any of the rights and remedies of the Agent under the terms and provisions of such instruments; and the Agent may exercise any of its rights and remedies under the terms and provisions of such instruments either prior to, simultaneously with or subsequent to any action taken by it hereunder. Without limitation of the foregoing, the Agent may take or release any other security for the performance of the obligations secured hereby, may release any party primarily or secondarily liable therefor, and may apply any other security held by it for the satisfaction of the obligations secured hereby without prejudice to any of its rights and powers hereunder.

     11. Delivery of Instruments; Further Assurances. Borrower shall deliver or cause to be delivered to the Agent for the benefit of the Banks originals of any of the Operator Documents constituting instruments (as defined in Article 9 of the UCC). Borrower shall execute or cause to be executed such additional instruments and shall do or cause to be done such further acts, as the Agent may reasonably request, in order to permit the Agent to perfect, protect, preserve and maintain the security interest granted to the Agent for the benefit of the Banks by this Agreement, including, but not limited to (i) general or specific assignments of such Operator Documents as the Agent may designate,
(ii) UCC-1 financing statements naming Borrower as debtor and the Agent as Secured Party for the benefit of the Banks and (iii) UCC-1 assignments of any financing statements filed in favor of Borrower in respect of any of the Operator Documents or the obligations to the Borrower secured thereby.

     12. Severability. Any provision hereof prohibited or invalid under applicable Law shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the other provisions hereof.

     13. Successors and Assigns; Assignments. This Agreement is binding upon Borrower, its successors and assigns, and the rights, powers and remedies of the Agent under this Agreement shall inure to the benefit of the Agent for the benefit of the Banks and its successors and assigns. The Borrower may not assign its obligations or rights hereunder without the consent of the Agent and each of the Banks. Each of the Agent and the Banks may assign its rights hereunder subject to the limitations set forth in
Article VIII of the Credit Agreement.

     14. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (as defined in the Credit Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, as to any of the matters set forth in Section 10.01 of the Credit Agreement; provided, further, that, this Agreement may be amended by the Borrower, without the signature of the Agent or any Bank, so long as such is substantially in the form of Exhibit L-2 to the Credit Agreement and is for the purpose of amending Schedule I to add additional Operators or Health Care Facilities and/or amending Schedule II to add additional documents as Collateral as required by Section 3.03 of the Credit Agreement in respect of Operator Loans or Operator Leases which are or are to become Collateral, including, without limitation, Cross-Collateralized Loans. Notwithstanding the foregoing, the Borrower may not add additional documents as Collateral in respect of Operator Loans or Operator Leases which are not Eligible Operator Loans or Eligible Operator Leases unless (i) the Borrower has complied with the provisions of Section 2.09(a) of the Credit Agreement and the Majority Banks have consented to such addition pursuant to such section or (ii) such documents are in respect of Operator Loans which are Cross-Collateralized Loans.

     15. Cumulative Provisions. Each right, power or privilege specified or referred to in this Agreement is in addition to and not in limitation of any other rights, powers and privileges that the Banks and the Agent may respectively otherwise have or acquire by operation of Law, by other contract or otherwise.

     16. Duration; Survival of Provisions. This Agreement and grant shall continue in effect until either (i) all of the Obligations of Borrower and the other obligors (if any) under the Loan Documents are fully performed, satisfied and repaid or (ii) Borrower satisfies the requirements of Section 2.08(b) of the Credit Agreement with respect to the Premises or Sections 2.08(d) or 2.08(e) of the Credit Agreement; provided, however, that (a) all representations and warranties made in or pursuant to this Agreement shall survive the execution and delivery of this Agreement, and (b) the indemnification provisions set forth in this Agreement shall survive the performance, satisfaction and repayment of the Obligations.

     17. Governing Law. This Agreement and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Ohio (without giving effect to the conflict of laws rules thereof), except to the extent that the perfection and enforcement of the lien and security interest granted hereunder must be subject to the laws governing the Operator Documents.

     18. Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, to the intended recipient at its address set forth in the preamble to this Agreement; or, as to any party, at such other address as shall be designated by such party in a written notice to each of the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Section 6 shall not be effective until received by the Agent.

     19. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE COLLATERAL DOCUMENTS OR THE RELATED WRITINGS WOULD INVOLVE DIFFICULT AND COMPLEX ISSUES AND THEREFORE AGREE THAT ANY LAW SUIT GROWING OUT OF OR INCIDENTAL TO ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. THE BORROWER ACKNOWLEDGES THAT THIS WAVIER IS INFORMED AND FREELY MADE.

     20.  Jurisdiction; Venue; Inconvenient Forum.

          (a) Jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY OHIO STATE COURT OR FEDERAL COURT OF THE UNITED STATED OF AMERICA SITTING IN CUYAHOGA COUNTY, OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COLLATERAL DOCUMENTS OR ANY RELATED WRITING, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH OHIO STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY COLLATERAL DOCUMENT OR ANY RELATED WRITING IN THE COURTS OF ANY JURISDICTION.

          (b) Venue; Inconvenient Forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY COLLATERAL DOCUMENT OR ANY OTHER RELATED WRITING IN ANY OHIO STATE OR FEDERAL COURT SITTING IN CUYAHOGA COUNTY, OHIO. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. THE BORROWER CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

     21. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.

     IN WITNESS WHEREOF, Borrower has caused this Agreement to be executed by its officers or agents thereunto duly authorized, as of the date first above written.

                                    HEALTH CARE REIT, INC., a
                                       Delaware corporation


                                 By:------------------------------

                                 Name:----------------------------

                                 Title:---------------------------

                                       One SeaGate, Suite 1950
                                       Toledo, Ohio  43604

                          Schedule I
                              to
           Security Agreement (General Intangibles)

Health Care Facilities and the Operators related thereto:


Operator                                      Health Care Facility

                          Schedule II
                              to
           Security Agreement (General Intangibles)


Operator Documents:


[Each of the agreements executed by the following Operator in respect of the following Health Care Facility (or any guarantor of such Operator) in favor of Borrower, including without limitation, the following:

1. Note
2. Loan Agreement
3. Mortgage
4. Guaranty ...

[Each of the agreements executed by the following Operator in respect of the following Health Care Facility (or any guarantor of such Operator) in favor of Borrower, including without limitation, the following:

1. Lease Agreement
3. Guaranty ...